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                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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       [ ]      Soliciting Material Pursuant to Section 240.14a-12

                              THE BRAZIL FUND, INC.
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                (Name of Registrant as Specified In its Charter)

                             CARROUSEL CAPITAL LTD.
                             THE CARROUSEL FUND LTD.
                          THE CARROUSEL FUND II LIMITED
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                             CARROUSEL CAPITAL LTD.
                              203-205 Brompton Road
                                 London SW3 1LA
                    Tel: 44 20 7823 7044 Fax: 44 20 7591 3829

                            BRAZIL FUND STOCKHOLDERS:
                    IT'S TIME TO SEND A MESSAGE TO THE BOARD.
                            VOTE GOLD! VOTE WITHHOLD!

                                                                   June 15, 2004

Dear Fellow Stockholder of The Brazil Fund, Inc. (the "Fund"):

         We are seeking your support, at the Annual Meeting of Stockholders of the Fund scheduled for July 7, 2004 (the "Annual Meeting"), TO VOTE THE GOLD PROXY CARD TO WITHHOLD AUTHORITY for the election of each of the Fund's nominees to the Fund's Board of Directors (the "Board"), because we believe that the Board has not done enough to maximize the value of your shares of common stock of the Fund (the "Shares").

         The Fund currently lacks any mechanism to guarantee a full, fair price to the stockholders of the Fund (the "Stockholders") who desire to sell their Shares. The market price of the Shares has often been significantly less than the value of the assets standing behind the Shares. In fact, according to Bloomberg, the average weekly discount to net asset value ("NAV") at which the Shares traded was greater than 18.7% over the past five years. Stockholders that sold their Shares during this period were forced to accept significantly less than the true value of their investment. As of June 10, 2004, the discount to NAV at which the Shares trade was greater than 15.74% (as reported by Bloomberg).

         The Brazil Fund has the same board of directors as The Korea Fund and the Scudder New Asia Fund (and all three funds are advised by the same investment manager, Deutsche Investment Asset Management Americas, Inc. ("DeIM")). As discussed below, the Board is no stranger to stockholder dissatisfaction with the discount at those closed-end funds.

         THE STOCKHOLDERS OF TWO OTHER CLOSED-END FUNDS RUN BY THE BOARD - THE KOREA FUND AND THE SCUDDER NEW ASIA FUND - HAVE ALREADY VOICED THEIR DISSATISFACTION WITH THE LEVEL OF DISCOUNT TO NAV AT WHICH THE SHARES OF THOSE FUNDS TRADE. LET'S MAKE CERTAIN THE BOARD GETS THE MESSAGE AT THE BRAZIL FUND!

         In 2002, a non-binding stockholder proposal to open-end the Scudder New Asia Fund received 2.8 million shares voting For and 2.9 million shares voting Against (i.e., 49% of the shares actually cast For or Against were voted to open-end the fund).(1) In our view, this represents a strong showing of stockholder dissatisfaction with the discount to NAV.

         In the past year, The Korea Fund, in response at least in part to stockholder concerns over its level of discount to NAV, announced a tender for 10% of its outstanding shares at 95% of

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(1) In addition, 109,100 shares Abstained from voting on the proposal to open-end the Scudder New Asia Fund.

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NAV, together with the possibility of a similar offer in 2005 and 2006. More than 60% of the outstanding shares of The Korea Fund were tendered into that offer, a clear sign to us of the desire of many stockholders to have the opportunity to sell their shares at or near NAV. In addition, two of The Korea Fund's major stockholders subsequently expressed strong dissatisfaction with the Board's limited measures to reduce the discount, to the point where one of them has presented a proposal to remove DeIM as The Korea Fund's investment adviser.

   INSTEAD OF NOW BEING MORE RECEPTIVE TO ELIMINATING THE DISCOUNT, THIS BOARD
                       APPEARS TO BE ENTRENCHING ITSELF.

         IN LIGHT OF THE BOARD'S EXPERIENCE WITH ITS OTHER TWO CLOSED-END FUNDS, WE BELIEVE IT IS NO COINCIDENCE THAT IN FEBRUARY 2004 THE BOARD ON ITS OWN MADE A REVISION TO THE FUND'S BY-LAWS WHICH WE BELIEVE HAS THE EFFECT OF FURTHER ENTRENCHING THE BOARD AND RESTRICTING STOCKHOLDER DEMOCRACY!

         A new by-law now has set 50% of the outstanding Shares as the minimum amount needed by Stockholders to call a Special Meeting of Stockholders. This threshold level was raised from 25% by the Board without Stockholder approval.

         We would have hoped that the Board, after hearing from stockholders in its other closed-end funds, would have adopted measures to give Stockholders the opportunity to sell at least a significant portion of their Shares at or near NAV. Instead, the Board has taken steps to insulate itself from accountability to its own Stockholders.

              WHY HAS THE BOARD BEEN UNRESPONSIVE TO OUR INTERESTS?

         Given that the Vice Chairman of the Board (who is also one of the Fund's nominees) is affiliated with DeIM, the Fund's investment manager, and that the Fund's "independent" directors all serve together on the boards of (and collect fees from) four closed-end funds(2) managed by DeIM, it appears that the Board is acting to preserve DeIM's interests rather than serving yours. We believe that the Board has not considered many of the strategic alternatives designed to provide Stockholders with an opportunity to realize NAV (minus eventual costs) for their Shares because such alternatives may make the Fund smaller and, as a result, reduce the fees that DeIM receives from the Fund.

         In considering the Board's failure to reduce the discount, please remember that the entire Board and management combined own only 6,488 Shares (representing approximately .04% of the outstanding Shares). In our opinion, this is hardly a sufficient equity stake to claim that it is aligned with Stockholder interests.

         We believe that the Fund should explore a variety of strategic alternatives designed to provide all Stockholders, regardless of size, with at least an opportunity to realize NAV (minus eventual costs) for their Shares. While the Board has adopted a dividend reinvestment plan and a periodic repurchase plan (pursuant to which the Fund has acquired a small amount of Shares in the open market), we believe that such plans have been ineffective in narrowing the persistent deep discount to NAV at which the Shares trade. In addition, we believe that certain other

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(2) The Brazil Fund, The Korea Fund, The Scudder New Asia Fund and The Scudder
Global High Income Fund.


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stockholders of other closed-end funds have also publicly expressed their dissatisfaction with the results of similar plans.


                    WHY YOU SHOULD VOTE TO WITHHOLD AUTHORITY
                             FOR THE FUND'S NOMINEES

         We believe that the Stockholders should VOTE TO WITHHOLD AUTHORITY for the election of each of the Fund's Nominees to the Board, Vincent J. Esposito, Ronaldo A. da Frota Nogueira and Susan Kaufman Purcell (the "Fund's Nominees"). If a quorum is present at the Annual Meeting and a majority of the Shares VOTE TO WITHHOLD AUTHORITY for the election of each of the Fund's Nominees to the Board, the Fund's Nominees will not be elected to a new term but, in accordance with the Fund's By-laws, will remain in office until their successors have been duly elected and qualified. We believe that such an outcome will send the strongest possible message to the Board that the Stockholders want representatives on the Board who will be committed to narrowing the discount to NAV at which the Shares trade and maximizing value on behalf of all of the Stockholders.

                  OUR INTERESTS ARE ALIGNED WITH YOUR INTERESTS

         WE HAVE PUT OUR MONEY WHERE OUR MOUTH IS! We beneficially own approximately 5.97% of the outstanding Shares and believe that we are the third largest beneficial owner of Shares. As a group, the Fund's current officers and directors only own approximately .04% of the outstanding Shares.

                            VOTE GOLD! VOTE WITHHOLD!

         If you wish to send the strongest possible message to the Board that you want representatives on the Board who will be committed to narrowing the discount to NAV at which the Shares trade and to causing the Fund to maximize value on behalf of all of the Stockholders, then VOTE TO WITHHOLD AUTHORITY for the election of each of the Fund's Nominees and return the GOLD proxy card today in the postage paid envelope attached.


                                                     Sincerely yours,

                                                     /s/ Bruno Sangle-Ferriere
                                                     Bruno Sangle-Ferriere
                                                     Director
                                                     Carrousel Capital Ltd.




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IF YOU HOLD YOUR SHARES IN THE NAME OF A BROKERAGE FIRM AND YOU WISH TO VOTE TO
WITHHOLD AUTHORITY, YOU MUST SEND IN YOUR PROXY TO BE COUNTED.

IF YOU DO NOT RETURN ANY PROXY, YOUR BROKERAGE FIRM MAY BE ALLOWED TO VOTE YOUR SHARES. BY CUSTOM AND PRACTICE, BROKERS WILL VOTE UNINSTRUCTED CLIENT SHARES FOR MANAGEMENT'S NOMINEES.

PLEASE TAKE ACTION AND VOTE WITHHOLD ON THE GOLD PROXY CARD. FAILURE TO RETURN ANY VOTING INSTRUCTION MAY RESULT IN YOUR SHARES BEING VOTED BY YOUR BROKER FOR MANAGEMENT'S NOMINEES EVEN IF THAT ISN'T YOUR INTENTION.

FOR ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, MORROW & CO., INC. AT (800) 607-0088; BANKS AND BROKERS CALL COLLECT (212) 754-8000.


                            VOTE GOLD! VOTE WITHHOLD!


                                   THANK YOU,


                                    CARROUSEL

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